Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 8, 2021
Registration Statement Nos. 333-228027 and 333-228027-10

*Full Pxing* Toyota Auto Receivables Owner Trust 2021-B Green Bond

Issuer: Toyota Motor Credit Corporation
Lead Managers: Citi(str.), Credit Agricole CIB, SMBC, and TD
Co-Managers: CommerzBank, Unicredit

Notes Offered
CL	Amt (mm)	Amt (mm)	WAL*	F/S&P	E.FNL	L.FNL	Bench	Sprd	Yld	Cpn	$PX
A-1	$326.000	$309.700	0.21	F1+/A-1+	11/2021	06/15/2022	IntL	(4)	0.08062	0.08062	100.00000
A-2	$546.000	$518.700	0.94	AAA/AAA	12/2022	01/16/2024	EDSF	0	0.142	0.14	99.99816
A-3	$546.000	$518.700	2.23	AAA/AAA	08/2024	11/17/2025	IntS	0	0.265	0.26	99.98923
A-4	$142.000	$134.900	3.55	AAA/AAA	04/2025	10/15/2026	IntS	0	0.532	0.53	99.99504
B	$ 40.000	N/A	3.84	NR/NR	04/2025	01/18/2028	-Not Offered-

*WAL to 5% Call, 1.30% ABS

Use of Proceeds:
TMCC will agree to use the net proceeds from the sale of the notes to acquire new retail installment sales contracts and operating lease contracts financing Toyota or Lexus passenger vehicles from model year 2020 or later and which meet certain Eligibility Criteria as described in the Preliminary Prospectus

Second Party Opinion:
TMCC has obtained a second party opinion on TMCC’s Green Bond Framework (updated in May 2021) and its alignment with the Green Bond Principles, dated June 2018, published by the International Capital Market Association, from a consultant with recognized environmental and social expertise. TMCC expects to make the second party opinion available on its Investor Relations website

-Deal Summary-
Transaction Size: $1.6bn ($1.482bn of offered notes)
Settle: 06/14/2021
Offering Format: SEC Registered
First Pay Date: 07/15/2021
ERISA: Yes
Ratings: Fitch/S&P
Min Denoms: $1k x $1k
BBG Ticker: TAOT 2021-B
Joint Green Bond Structuring Advisors: Citi and Credit Agricole CIB
B&D: Citi

-Available Information-
* Preliminary Prospectus, FWP and CDI File (attached)
* Intex Deal Name: xtoyot21b Password: 7BAA
* Link: www.netroadshow.com Passcode: Auto57

CUSIP/ISIN:
A-1: 89190GAA5/US89190GAA58
A-2: 89190GAB3/US89190GAB32
A-3: 89190GAC1/US89190GAC15
A-4: 89190GAD9/US89190GAD97
B: 89190GAE7/US89190GAE70

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.